                                                                   Exhibit 99.2


                                  PRESS RELEASE


                                                Contact:   Donald Fleming
                                                           Senior Vice President

For release at 4:30 p.m.
January 29, 2004                                Contact #: (718) 697-2813


ANNOUNCEMENT: STATEN ISLAND BANCORP ANNOUNCES QUARTER AND YEAR END 2003 RESULTS

         Staten Island Bancorp, Inc. (NYSE:SIB) (the "Company"), the parent holding company for SI Bank & Trust (the "Bank"), today reported fourth quarter and full year results for 2003.

         As previously announced, the Company and Independence Community Bank Corp. ("Independence") entered into an Agreement and Plan of Merger, dated as of November 24, 2003, pursuant to which the Company will merge with and into Independence ("the Merger"). In connection with the Merger, the Company has agreed to sell a substantial portion of the assets and operations of SIB Mortgage Corp., the Bank's mortgage banking subsidiary ("SIB Mortgage"), as part of a plan to exit the mortgage banking business. As a result of these plans, under generally accepted accounting principles, the Company must report the Bank's results as "continuing operations" and the results of the mortgage banking business of SIB Mortgage as "discontinued operations."

         Accordingly, the Company reported income from continuing operations of $13.6 million or $0.24 per diluted share for the quarter ended December 31, 2003, compared to income from continuing operations of $14.3 million or $0.25 per diluted share for the quarter ended December 31, 2002. For the year ended December 31, 2003, the Company's income from continuing operations was $57.1 million or $1.01 per diluted share compared to $66.1 million or $1.13 per diluted share for the year ended December 31, 2002. The Company reported a net loss from discontinued operations of $60.3 million, or $1.06 per diluted share, for the quarter ended December 31, 2003 compared to net income from discontinued operations of $10.3 million or $0.17 per diluted share for the quarter ended December 31, 2002. For the year, the net loss from discontinued operations was $44.3 million or $0.78 per diluted share for 2003 compared to net income from discontinued operations of $29.6 million or $0.51 per diluted share for 2002.

         Giving effect to both the Company's income from continuing operations and the income (loss) from discontinued operations, the Company reported a net loss of $46.7 million or $0.82 per diluted share for the quarter ended December 31, 2003 compared to net income of $24.6 million or $0.42 per diluted share for the quarter ended December

31, 2002. For the year, the Company reported net income of $12.8 million or $0.23 per diluted share for 2003 compared to $100.4 million or $1.72 per diluted share for 2002.

CONTINUING OPERATIONS

NET INTEREST INCOME
         The Company's net interest income for the fourth quarter of 2003 amounted to $42.1 million, a decrease of $1.8 million compared to $43.9 million of net interest income in the fourth quarter of 2002. The continuing low interest rate environment reduced the Company's yields on its loans and investment securities which was partially offset by lower costs paid on deposits and borrowings.

         The Company's interest income declined by $9.8 million in the fourth quarter of 2003 compared to the fourth quarter of 2002. This was due primarily to a 73 basis point reduction in the average yield earned on loans, which was partially offset by a $156.6 million or 3.3% increase in the average balance in the loan portfolio in the fourth quarter of 2003 compared to the fourth quarter of 2002. The average yield earned on securities declined by 221 basis points in the fourth quarter of 2003, compared to the fourth quarter of 2002, which more than offset a $316.1 million or 29.3% increase in the average balance of securities. The reduction in the average yields earned by the Company on its loans and securities primarily reflects the continuing low interest rate environment. Included in the Company's interest income was interest earned on warehouse lineS of credit from the Bank to SIB Mortgage which had an average balance of $ 1.4 billion and an average yield of 3.89% for the fourth quarter of 2003. The Company anticipates that, as the balance on such warehouse lines are reduced as a function of the winding down of SIB Mortgage's operations, these funds will be available for reinvestment in higher yielding assets.

         The Company's interest expense declined $8.1 million in the fourth quarter of 2003 compared to the fourth quarter of 2002. This was primarily due to a 78 basis point decline in the overall cost of funds from 3.30% in the fourth quarter of 2002 to 2.52% in the fourth quarter of 2003. The impact of this decline in the cost of funds was partially offset by the increase in the average balance of deposits, which increased $366.3 million or 12.49%.

         For the year, net interest income decreased by $11.2 million to $164.0 million compared to $175.2 million for 2002. A decrease of $40.0 million in interest income was partially offset by $28.8 million reduction in interest expense. Again, lower market rates of interest reduced the average yields on the Company's loans and securities and the average cost of deposits and borrowings.

PROVISION FOR LOAN LOSSES
         The Company's provision for loan losses decreased by $554,000 from $2.0 million in the fourth quarter of 2002 to $1.4 million during the fourth quarter of 2003. For the year the provision increased $2.8 million from $4.1 million in 2002 to $7.0 million in 2003. Net charge-offs increased $3.5 million during 2003 compared to 2002 of which $2.6 million related to the Bank's mobile home portfolio.

OTHER INCOME
         Total other income increased $2.6 million from $3.8 million during the fourth quarter of 2002 to $6.4 million during the fourth quarter of 2003. A $2.9 million increase in service and fee income, $2.6 million of which relates to the Bank's guaranty on certain lines of credit of SIB Mortgage, a $2.1 million increase in the unrealized gain on derivative transactions and a $2.8 million increase in gains on securities transactions were partially offset by a $5.0 million increase in the loss on loan sales in the fourth quarter of 2003.

         For the year, total other income increased $6.3 million from $26.4 million for 2002 to $32.7 million for 2003. This was primarily the result of a $13.3 million increase in service and fee income primarily related to $11.9 million in fees earned by the Bank as a result of its guarantee of certain third party lines of credit for SIB Mortgage and a $1.0 million increase in gains on securities transactions, which were partially offset by $4.3 million loss on loan sales in 2003 compared to a $700,000 gain in 2002, as well as a $2.9 million reduction in other income. The reduction in other income was due to the receipt in the first quarter of 2002 of a $3.0 million one time liquidating dividend from the Company's former data processing provider.

OTHER EXPENSE
         Total other expenses increased $1.9 million from $21.2 million to $23.1 million from the fourth quarter of 2002 compared to the fourth quarter of 2003. Reductions in personnel and marketing expense of $292,000 and $207,000, respectively, were more than offset by a $1.7 million increase in professional fees relating to the Merger with Independence and a $420,000 increase in data processing fees.

         For the year, other expenses increased $3.3 million to $89.8 million for 2003 compared to $86.5 million for 2002. Increases in professional fees of $5.0 million, occupancy and equipment expenses of $1.9 million, as well as, data processing fees and other expenses of approximately $1.0 million each were partially offset by a $5.3 million reduction in personnel expense. The increase in professional fees includes merger related fees and expenses of $1.7 million. The reduction in personnel expense reflects a $6.2 million reduction in stock option expense due to the discontinuance in September 2002 of variable plan accounting on the Company's stock option plan, an increase in the deferral of staff expenses relating to loan originations, as well as reductions in bonus and incentive payments. These personnel expense reductions were partially offset by increases in staff expenses relating to branch expansion and other operational staffing increases plus normal pay increases.

DISCONTINUED OPERATIONS

         As previously indicated the Company reported net losses from discontinued operations of $60.3 million and $44.3 million, respectively, for the quarter and year ended December 31, 2003. In the prior year, net income from discontinued operations was $10.3 million and $29.6 million, respectively, for the quarter and year ended December 31, 2002. The loss from discontinued operations in the 2003 quarter and year-end results primarily reflect costs and fees associated with the arrangements to transfer a substantial portion of the operations of SIB Mortgage, recognition of loan origination costs and expenses due to lower origination volume and increased losses on loan sales and derivative transactions. The Company anticipates that a substantial portion of the operations of the SIB Mortgage will be sold to Lehman Brothers (or an affiliate thereof) by the end of February 2004 and that the remaining operations of SIB Mortgage will be sold or discontinued prior to the Merger.

FINANCIAL CONDITION

Total assets were $7.5 billion at December 31, 2003, an increase of $551.1 million or 8.0% when compared to total assets of $6.9 billion at December 31, 2002. Retail deposit growth was a significant factor in generating asset growth and reflects deposit growth in the Bank's primary market of Staten Island, as well as the expansion efforts in New Jersey and Brooklyn. Core deposits, which consist of savings, NOW, DDA and money market accounts increased $273.5 million or 11.6% for the current year.

The Company's total stockholders' equity was $605.0 million and its tangible equity to assets ratio was 7.30%, at December 31, 2003. Tangible book value per share was $9.13 at December 31, 2003.

Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust. SI Bank & Trust was chartered in 1864 and currently operates 17 full service branches and three limited service branches on Staten Island, New York, three full service branches in Brooklyn, New York and 15 full service branches in New Jersey. On September 30, 2003, Staten Island Bancorp had $7.5 billion in total assets and $605.0 million of stockholders' equity.

For additional information on our Company including the Company's filings with the Securities and Exchange Commission, please visit our website at WWW.SIBK.COM.

                                      * * *

         Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Included in such forward-looking statements are statements regarding the proposed merger of the Company and Independence Community Bank Corp. ("Independence").

         Words such as "expect," "feel," "believe," "will," "may," "anticipate," "plan," "estimate," "intend," "should," and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company and Independence, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of the Company and Independence may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the growth opportunities and cost savings from the merger of the Company and Independence may not be fully realized or may take longer to realize than expected; (3) operating costs and business disruption following the completion of the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the stockholders of either the Company or Independence may fail to approve the merger;

(6) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; (7) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by the Company and Independence with the Securities and Exchange Commission (the "SEC") from time to time. Neither the Company nor Independence undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

         This filing may be deemed to be solicitation material in respect of the proposed merger of the Company and Independence. In connection with the proposed transaction, a registration statement on Form S-4 has been filed with the SEC. STOCKHOLDERS OF THE COMPANY AND STOCKHOLDERS OF INDEPENDENCE ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT IS A PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement/prospectus will be mailed to stockholders of the Company and stockholders of Independence. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, WWW.SEC.GOV , from Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, Attention: Investor Relations or from Staten Island Bancorp, Inc., 1535 Richmond Avenue, Staten Island, New York 10314, Attention: Investor Relations.

         The Company and its directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company's directors and executive officers is available in the Company's proxy statement for its 2003 annual meeting of stockholders, which was filed with the SEC on April 7, 2003. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

CONSOLIDATED STATEMENTS OF CONDITION

                                                                  DECEMBER 31, 2003  DECEMBER 31, 2002  INCREASE (DECREASE)
                                                                  -----------------  -----------------  -------------------
                                                                                      (000'S OMITTED)
ASSETS:
   Cash and due from banks                                           $   100,699       $   137,085       $   (36,386)
   Federal funds sold                                                    137,000           237,000          (100,000)
   Securities available for sale                                       2,012,520           911,432         1,101,088
   Federal Home Loan Bank of NY capital stock                            118,400           112,150             6,250
   Loans, net of allowance for loan losses of $25,441
      in 2003 and $22,773 in 2002                                      3,525,918         3,422,492           103,426
   Loans held for sale                                                 1,200,031         1,729,890          (529,859)
   Accrued interest receivable                                            26,150            23,976             2,174
   Bank premises and equipment, net                                       51,784            47,545             4,239
   Intangible assets, net                                                 54,638            57,881            (3,243)
   Other assets                                                          259,016           255,644             3,372
                                                                     -----------       -----------       -----------
          TOTAL ASSETS                                               $ 7,486,156       $ 6,935,095       $   551,061
                                                                     ===========       ===========       ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Due Depositors-
      Savings                                                        $ 1,127,108       $ 1,045,767       $    81,341
      Certificates of deposit                                          1,215,089         1,105,370           109,719
      Money market                                                       764,537           639,037           125,500
      NOW accounts                                                       158,825           134,450            24,375
      Demand deposits                                                    581,789           539,510            42,279
                                                                     -----------       -----------       -----------
          Total deposits                                               3,847,348         3,464,134           383,214
   Borrowed funds                                                      2,950,927         2,756,927           194,000
   Advances from borrowers for taxes and insurance                        21,931            23,537            (1,606)
   Accrued interest and other liabilities                                 60,985            76,229           (15,244)
                                                                     -----------       -----------       -----------
          TOTAL LIABILITIES                                            6,881,191         6,320,827           560,364
                                                                     -----------       -----------       -----------

STOCKHOLDERS' EQUITY:
   Common stock, par value $.01 per share, 100,000,000 shares authorized, 90,260,624 issued and 60,290,796 outstanding
      at December 31, 2003 and 90,260,624 issued and 60,269,397
      outstanding at December 31, 2002                                       903               903              --
   Additional paid-in-capital                                            600,592           586,405            14,187
   Retained earnings                                                     374,987           391,739           (16,752)
   Unallocated common stock held by ESOP                                 (24,722)          (27,468)            2,746
   Unearned common stock held by RRP                                      (3,854)           (8,894)            5,040
   Treasury stock (29,969,828 shares at December 31, 2003
      and 29,991,227 at December 31, 2002), at cost                     (351,222)         (339,982)          (11,240)
                                                                     -----------       -----------       -----------
                                                                         596,684           602,703            (6,019)
   Accumulated other comprehensive income, net of taxes                    8,281            11,565            (3,284)
                                                                     -----------       -----------       -----------
          Total stockholders' equity                                     604,965           614,268            (9,303)
                                                                     -----------       -----------       -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 7,486,156       $ 6,935,095       $   551,061
                                                                     ===========       ===========       ===========


CONSOLIDATED STATEMENTS OF INCOME


                                                  FOR THE THREE MONTHS ENDED DECEMBER 31,    FOR THE YEAR ENDED DECEMBER 31,
                                                  --------------------------------------- ------------------------------------
                                                                             INCREASE                                INCREASE
                                                       2003         2002    (DECREASE)       2003         2002      (DECREASE)
                                                  --------------------------------------- ------------------------------------
                                                                 (000's omitted, except per share and share data)
CONTINUING OPERATIONS:
INTEREST INCOME:
  Loans                                            $  65,711    $  72,442    $  (6,731)   $ 268,496    $ 273,014    $  (4,518)
  Securities available for sale                       12,204       15,457       (3,253)      48,179       84,059      (35,880)
  Federal funds sold                                     582          418          164        1,841        1,438          403
                                                   ---------    ---------    ---------    ---------    ---------    ---------
      Total interest income                           78,497       88,317       (9,820)     318,516      358,511      (39,995)
                                                   ---------    ---------    ---------    ---------    ---------    ---------

INTEREST EXPENSE:
  Savings and escrow accounts                          1,594        3,751       (2,157)      10,255       17,437       (7,182)
  Certificates of deposits                             7,418        9,014       (1,596)      30,424       39,008       (8,584)
  Money market and NOW accounts                        3,649        4,515         (866)      14,938       16,280       (1,342)
  Borrowed funds                                      23,711       27,156       (3,445)      98,902      110,555      (11,653)
                                                   ---------    ---------    ---------    ---------    ---------    ---------
       Total interest expense                         36,372       44,436       (8,064)     154,519      183,280      (28,761)
                                                   ---------    ---------    ---------    ---------    ---------    ---------
  Net interest income                                 42,125       43,881       (1,756)     163,997      175,231      (11,234)
  PROVISION FOR LOAN LOSSES                            1,446        2,000         (554)       6,968        4,130        2,838
                                                   ---------    ---------    ---------    ---------    ---------    ---------
  Net interest income after provision
    for loan losses                                   40,679       41,881       (1,202)     157,029      171,101      (14,072)

OTHER INCOME (LOSS):
  Service and fee income                               6,818        3,955        2,863       28,105       14,774       13,331
  Net gains (losses) on loan sales                    (4,687)         330       (5,017)      (4,270)         677       (4,947)
  Unrealized gain (loss) on derivative
    transactions                                       2,091         --          2,091          358         --            358
  Loan fees                                               44          122          (78)         200          751         (551)
  Other Income                                         1,921        1,928           (7)       7,687       10,554       (2,867)
  Securities transaction gain (loss)                     252       (2,506)       2,758          611         (395)       1,006
                                                   ---------    ---------    ---------    ---------    ---------    ---------
                                                       6,439        3,829        2,610       32,691       26,361        6,330
OTHER EXPENSES:
  Personnel                                           11,773       12,065         (292)      47,764       53,088       (5,324)
  Occupancy and equipment                              3,187        3,040          147       12,240       10,295        1,945
  Amortization of intangible assets                      121          120            1          483          483         --
  Data processing                                      2,094        1,674          420        7,637        6,682          955
  Marketing                                              302          509         (207)       2,371        2,654         (283)
  Professional fees                                    2,957        1,245        1,712        7,994        3,001        4,993
  Other                                                2,620        2,548           72       11,323       10,269        1,054
                                                   ---------    ---------    ---------    ---------    ---------    ---------
      Total other expenses                            23,054       21,201        1,853       89,812       86,472        3,340
                                                   ---------    ---------    ---------    ---------    ---------    ---------
  Income before provision for income taxes            24,064       24,509         (445)      99,908      110,990      (11,082)
  PROVISION FOR INCOME TAXES                          10,439       10,245          194       42,791       44,904       (2,113)
                                                   ---------    ---------    ---------    ---------    ---------    ---------
      INCOME FROM CONTINUING OPERATIONS               13,625       14,264         (639)      57,117       66,086       (8,969)

DISCONTINUED OPERATIONS:
  Income (loss) before provision (benefit)
    for income taxes                                (103,007)      17,816     (120,823)     (75,339)      51,433     (126,772)
  Provision (benefit) for income taxes               (42,677)       7,518      (50,195)     (31,051)      21,872      (52,923)
                                                   ---------    ---------    ---------    ---------    ---------    ---------
      INCOME (LOSS) FROM DISCONTINUED OPERATIONS     (60,330)      10,298      (70,628)     (44,288)      29,561      (73,849)
  Income (loss) before cumulative effect of
    change in accounting principle                   (46,705)      24,562      (71,267)      12,829       95,647      (82,818)
  Cumulative effect of change in accounting
    for FAS #133                                        --           --           --           --          4,731       (4,731)
                                                   ---------    ---------    ---------    ---------    ---------    ---------
  NET INCOME (LOSS)                                $ (46,705)   $  24,562    $ (71,267)   $  12,829    $ 100,378    $ (87,549)
                                                   =========    =========    =========    =========    =========    =========
EARNINGS PER SHARE - BASIC
      Income from continuing operations            $    0.26    $    0.26                 $    1.05    $    1.18
      Income (loss) from discontinued operations       (1.11)        0.19                     (0.81)        0.53
      Cumulative effect of change in accounting
        principle                                       --           --                        --           0.09
                                                   ---------    ---------                 ---------    ---------
      Net income (loss)                            $   (0.85)   $    0.45                 $    0.24    $    1.80
                                                   =========    =========                 =========    =========

EARNINGS PER SHARE - DILUTED
      Income from continuing operations            $    0.24    $    0.25                 $    1.01    $    1.13
      Income (loss) from discontinued operations       (1.06)        0.17                     (0.78)        0.51
      Cumulative effect of change in accounting
        principle                                       --           --                        --           0.08
                                                   ---------    ---------                 ---------    ---------
     Net income (loss)                             $   (0.82)   $    0.42                 $    0.23    $    1.72
                                                   =========    =========                 =========    =========

DIVIDENDS DECLARED PER SHARE                       $    0.14    $    0.13                 $    0.54    $    0.46
                                                   =========    =========                 =========    =========


LOAN PORTFOLIO COMPOSITION - The following table sets forth the composition of the Company's loans held for investment portfolio at the dates indicated.



                                             DECEMBER 31, 2003   DECEMBER 31, 2002   INCREASE (DECREASE)
                                             -----------------------------------------------------------
                                                                 (000's omitted)
                                                                    (unaudited)
Mortgage loans: (1)
   Single-family residential                    $ 2,660,051         $ 2,671,041         $   (10,990)
   Multi-family residential                          71,384              56,545              14,839
   Commercial real estate                           508,466             418,708              89,758
   Construction and land                            170,259             153,144              17,115
   Home equity                                       21,986              19,032               2,954
                                                -----------         -----------         -----------
     Total mortgage loans                         3,432,146           3,318,470             113,676

Other loans:
   Student loans                                        151                 228                 (77)
   Passbook loans                                     8,822               8,692                 130
   Commercial business loans                         58,975              62,777              (3,802)
   Other consumer loans                              29,338              37,362              (8,024)
                                                -----------         -----------         -----------
     Total other loans                               97,286             109,059             (11,773)

                                                -----------         -----------         -----------
     Total loans receivable                       3,529,432           3,427,529             101,903
Less:
   Premium (Discount) on loans purchased              3,226               3,941                (715)
   Allowance for loan losses                        (25,441)            (22,773)             (2,668)
   Deferred loan costs                               18,701              13,795               4,906
                                                -----------         -----------         -----------
     Loans receivable, net                      $ 3,525,918         $ 3,422,492         $   103,426
                                                ===========         ===========         ===========


------------------
(1) Mortgage loans held for sale at December 31, 2003 and December 31, 2002, of $1.2 billion and $1.7 billion, respectively, are not included in this table.

LOANS PAST DUE 90 DAYS OR MORE STILL ACCRUING AND NON-ACCRUING ASSETS. The following tables set forth information with respect to non-accruing loans, other real estate owned ("OREO") and repossessed assets and loans past due 90 days or more and still accruing.

                                                                                   December 31, 2003   December 31, 2002
                                                                                   -----------------   -----------------
                                                                                              (000'S OMITTED)
                                                                                                (UNAUDITED)
Non-Accruing Loans
  Mortgage loans:
    Single-family residential                                                            $24,034             $11,942
    Multi-family residential                                                                 248                --
    Commercial real estate                                                                 4,385               2,687
    Construction and land                                                                  1,598               1,094
    Home equity                                                                             --                  --
  Other loans:
    Commercial business loans                                                                778                 797
    Other consumer loans                                                                     284                 837
                                                                                         -------             -------
      Total non-accrual loans (1)                                                         31,327              17,357
Other real estate owned and repossessed assets, net                                        2,613               9,681
                                                                                         -------             -------
      Total non-accruing loan assets                                                      33,940              27,038
Loans past due 90 days or more and still accruing                                          3,766               5,684
                                                                                         -------             -------
    Non-accruing loans,OREO and repossessed assets and loans past
      due 90 days or more and still accruing                                             $37,706             $32,722
                                                                                         =======             =======



(1) Included in non-accrual loans are non-accrual loans in the held for sale portfolio at SIB Mortgage of $8.4 million and $0.9 million at December 31, 2003 and December 31, 2002, respectively. The Company maintains a representation and warranty reserve to provide for losses recognized on the sale of these loans. The balance in the representation and warranty reserve at December 31, 2003 and December 31, 2002 was $5.1 million and $3.5 million, respectively.


 Non-accruing loans, OREO and repossessed assets to total *HFI & **HFS loans                0.72%               0.53%
 Non-accruing loans, OREO and repossessed assets to total assets                            0.45%               0.39%
 Non-accruing loans to total *HFI & **HFS loans                                             0.66%               0.34%
 Non-accruing loans to total assets                                                         0.42%               0.25%

 *  Held for Investment
 ** Held for Sale





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